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                                                                    Exhibit 10.4

                                 AMENDMENT NO. 1

           MATRIXONE, INC. SECOND AMENDED AND RESTATED 1996 STOCK PLAN

     MatrixOne, Inc.'s Second Amended and Restated 1996 Stock Plan (the "Plan") is hereby amended as follows:

     1. Section 5 of the Plan is amended and restated in its entirety as follows:

          "Granting of Stock Rights. Stock Rights may be granted under the Plan at any time on or after September 30, 1996 and prior to September 30, 2006. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. Notwithstanding the preceding sentence, no Awards may be granted after January 21, 2002."

     2. Section 6.A. of the Plan is amended and restated in its entirety as follows:

          "Price for Non-Qualified Options, Awards and Purchases. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. The purchase price per share of stock granted in any Award or authorized as a Purchase under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized."

     3. Except as modified hereby, the Plan shall remain in full force and effect.